Exhibit 99 D

SHAREHOLDERS’ AGREEMENT

          SHAREHOLDERS’ AGREEMENT (this “Agreement”) entered into as of this 29th day of December, 2010, among Intimes Nouvelle Seamless Inc. (“Nouvelle”), Litef Holdings Inc. (the “Lieberman SPC”), Martin Lieberman, Ben Lieberman (Nouvelle, Ben Lieberman, Martin Lieberman and the Lieberman SPC shall hereinafter be referred to as the “Lieberman Group”) and Mivtach Shamir Holdings Ltd., shall hereinafter be referred to as the “Shamir Group”).

W I T N E S S E T H:

          WHEREAS, on November 16, 2010, the Company entered into (i) an Asset Purchase Agreement (as defined below), (ii) a Share Purchase Agreement (as defined below), (iii) Shamir’s SPA (as defined below), and currnetly with this agreement the Company is entering into a registration rights agreement with the Lieberman SPC.

          WHEREAS, to foster harmonious relationships with respect to the ownership of the Company and to advance the Company’s business, the Parties to this Agreement have determined that it is in their respective best interests to provide for certain rights and restrictions with respect to their ownership and disposition of their Shares (as defined below).

          NOW, THEREFORE, in consideration of the mutual premises and the covenants and obligations hereinafter set forth, the Parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions.

In addition to the terms defined elsewhere herein, when used herein the following terms shall have the meanings indicated:

                    “Affiliate” means with respect to a Party, any Person who, directly, or indirectly through one or more intermediaries, is in control of, is controlled by, or is under common control with, such Party.

                    “Articles of Association” means the Company’s articles of association.

                    “Asset Purchase Agreement” means the asset purchase agreement dated November 16, 2010, with Nouvelle pursuant to which the Company will purchase certain assets from Nouvelle in exchange for the issuance of securities by the Company.

                    “Board” means the Company’s board of directors.

                    “Business Days” means any day except Friday, Saturday and Sunday or any day on which banking institutions in the State of Israel are authorized or required by law or other governmental action to close.

                    “Company” means Tefron Ltd.

                    “Family Member” means as to any Party a natural Person who is a parent, child, descendant or sibling of the Party, the spouse of any of the foregoing or the shareholder, or the estate, any guardian, custodian, conservator or committee of, or any trust for the benefit of, the Party or any of the foregoing.

                    “General Meeting” means the Company’s annual general meeting of shareholders or any extraordinary general meeting of the Company’s Shareholders.

                    “Lieberman’s Representative” shall have the meaning in Section 2.6 hereto.

                    “Nominee Company” means the nominee of company of Bank Hapoalim B.M or any other nominee of company which shall be determined by the Company from time to time.

                    “Offeree Party” shall have the meaning in Section 6 hereto.

                    “Offering Party” shall have the meaning in Section 6 hereto.

                    “Offeror” shall have the meaning in Section 6 hereto.

                    “Party or Parties” means any signatory to this Agreement and collectively the Parties.

                    “Person” means a natural person, corporation, limited liability company, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, business trust or other organization, whether or not a legal entity, and a government or agency or political subdivision thereof.

                    “Pro Rata Share” means as to any Party on any date of determination, such percentage determined by dividing the number of Shares owned by such Party by the aggregate number of Shares then owned by all the Parties of this Agreement at such time.

                    “Purchase Event” shall have the meaning in Section 8.2 hereto.

                    “Purchasing Party” shall have the meaning in Section 8.2 hereto.

                    “Sale Offer Notice” shall have the meaning in Section 8.2 hereto.

                    “Shares” means the ordinary shares of the Company, par value NIS 10.00 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

                    “Shamir’s SPA” means the share purchase agreement entered between the Company and Mivtach Shamir Holdings Ltd. (or by its Affiliates) dated November 16, 2010, with substantially similar terms to the Share Purchase Agreement, including an equity investment in the Company of not less than US$1,300,000.

                    “Shamir’s Representative” shall have the meaning in Section 2.5 hereto.

                    “Share Purchase Agreement” means the share purchase agreement dated November 16, 2010, entered between the Company and the Lieberman SPC.

                    “Transfer” as to any Share, means to sell, or in any other way directly or indirectly transfer, assign, exchange, donate, make a gift of, distribute, pledge, hypothecate, encumber or otherwise dispose of, either voluntarily or involuntarily.

                    “Transfer Notice” shall have the meaning in Section 6 hereto.

                    “Transfer Offer” shall have the meaning in Section 6 hereto.

                    “Transferred Shares” shall have the meaning in Section 6 hereto.

2. Composition of the Board of Directors.

The Parties hereby undertake to take all such lawful action, including being present (in person, by proxy, by written consent or in any other permitted way) and affirmatively voting their respective Shares and the Shares of any Permitted Transferee at any General Meeting, as necessary to, in accordance with the following:

2.1.	Size of Board. Cause the Board to consist of nine (9) directors

2.2.	Appointment of Directors.

2.2.1.

the identity of up to three (3) directors to be nominted and approved by the Company’s shareholders shall be recommended by the Lieberman Group (through the Lieberman Representative- as defined below);

	2.2.2.	the identity of up to two (2) directors to be nominted and approved by the Company’s shareholders shall be recommended by the Shamir Group (through the Shamir Representative- as defined below);

	2.2.3.	in addition, two (2) directors shall serve as external directors and accordingly shall be elected and removed pursuant to the provisions of applicable law;

	2.2.4.	The remaining directors shall intially be Arnon Tiberg and Zvi Limon;

	2.2.5.	Ishay Davidi and Shirith Kasher shall be removed from the Board of Directors if they have not previously resigned; and

2.2.6.

If at any time, Arnon Tiberg ceases to serve as Chairman of the Board for any reason, subject and according to any applicable law, the Parties will use the rights resluting from their Shares to effectuate that one (1) of the directors nominated by the Liberman Group above shall be elected as Chairman of the Board.

2.3.

In order to effectuate each of the Lieberman Group’s and the Shamir Group’s identity elections pursuant to Section 2.2, each group’s respective representative shall deliver a written notice to the other group’s respective representative stating the identity of such directors that it would like to be elected or reelected, as the case may be (the “Group Director Identity Notice”), and the Parties shall use all of the rights resulting from their Shares in the Company to take all necessary actions to effectuate the above.

2.4.

Each of Parties hereby undertakes, that in the event of any vacancies on the Board (excluding with respect to a vacancy of an external director) for any reason, they shall act to convene a General Meeting to elect director\s, as soon as possible under applicable law and under the Articles of Association pursuant to the provisions of Section 2.2 above.

2.5.

The Shamir Group hereby instructs Mr. Meir Shamir or whoever shall be chosen from time to time by the Parties holding a majority of the Shares in the Shamir Group (the “Shamir Representative”), to exercise all powers vested under this Agreement to the Shamir Group on their behalf, including but not limited to, to participate in all General Meetings (ordinary, extraordinary included adjourned meetings) and to vote on their behalf with regard to their respective Shares at such meetings.

2.6.

The Lieberman Group hereby instruct Mr. Martin Liberman or whoever shall be chosen from time to time by the Parties holding a majority of the Shares in the Lieberman Group (the “Liberman Representative”), to exercise all powers vested in under this Agreement to the Lieberman Group on their behalf, including but not limited to, to participate in all General Meetings (ordinary, extraordinary included adjourned meetings) and to vote on their behalf with regard to their respective Shares at such meetings.

2.7.

Liability of Representative. Each of the parties comprising the Shamir Group and the Lieberman Group, undertake to indemnify and hold harmless immediately upon first demand, each in respect of and according to their portion of the Shares comprising their respective group, their respective representative in respect of any damage and/or loss and/or expense, which may be incurred by their respective representative as a result of and/or in connection with their position as representative, except on account of an act/omission that was committed by him with gross negligence and/or with malicious intent.

3. Share Ownership.

Upon the closing of the Asset Purchase Agreement, the Share Purchase Agreement and the Shamir SPA,

	3.1.1.	Mivtach Shamir shall directly own 768,172 Shares and shall not include any shares held by Norfet Shutafut Mugbelet (“Norfeet”);

	3.1.2.	Nouvelle shall own 600,000 Shares;

	3.1.3.	Litef shall own 1,577,699 Shares; and

	3.1.4.	Ben and Martin Lieberman shall own warrants to purchase up to 450,000 shares of the Company.

	3.1.5.	The parties in Sections 3.1.1 through 3.1.3 own more than 45% of the shares of the Company as calculated under the Israeli Companies Law.

3.2.

In the event that any Party at any time shall control other entities that hold other Shares of the Company (including Norfet if or when applicable), the Shares of such entity shall be automatically part of this Agreement and the controlling party shall take all actions necessary to make sure that the provisions of this Agreement shall be applicable to such Shares.

4. General Meeting Issues.

Without derogating from the provisions of Section 2 hereof, the Parties hereby undertake to take all such lawful action, including affirmatively voting their respective Shares at any General Meeting, in accordance with the provisions of this Section 4.

4.1.

Resolutions. Each of the Parties undertakes to convene or schedule a teleconference between the Lieberman Representative and the Shamir Representative, (or another individual who they appoint for this specific purpose) at least seven (7) Business, before any General Meeting (whether an annual or an extraordinary meeting), in order to discuss such meeting’s agenda (the “Preliminary Meeting”).

4.2.

At the Preliminary Meeting, the groups’ representatives must come to agreement how the Parties shall vote at the General Meeting (or at any adjournment thereof) thereafter (the “In Concert Voting”) and shall vote the Shares of all of the Parties according to the In Concert Voting decision. Should the groups’ respective representatives (for any reason), not agree on how to vote with respect to any issue on the agenda of the Preliminary Meeting; the groups’ representatives shall cast the vote of the Parties against such issue\s at the General Meeting (or at any adjournment thereof).

5. Permitted Transferres.

5.1.	Subject to the provisions of this Section 5, a Party shall be entitled to effect the following Transfers of Shares without first complying with the provisions set forth in Sections 6 and 7 hereof:

5.1.1.

if such Offrering Party is an individual, (A) any Transfer to a Family Member or Affiliate and/or to a bona fide trust of which there are and continue to be, during the term of this Agreement, no principal beneficiaries other than Family Members or Affiliates, (B) any Transfer to a company of which all record and beneficial owners of capital stock are, and continue to be, during the term of this Agreement, Family Members or Affiliates, (C) any Transfer to a general or limited partnership or limited liability company of which all partners or members are and continue to be, during the term of this Agreement, Family Members or Affiliates, (D) any Transfer to shareholders, partners, limited partners or members of a Party or (E) any Transfer of record title to any nominee or custodian, provided that the Party so transferring such Shares remains the beneficial owner thereof with the right to vote and dispose of such securities;

	5.1.2.	if such Offering Party is an individual, if made by will or pursuant to the laws of descent and distribution;

	5.1.3.	if such Offering Party is an entity, any Transfer to its Affilate;

5.1.4.

if the shares are pledged in favor of a prominent bank or prominent financial institution and such bank or financial institution has agreed that it may foreclose and sell the pledged shares only after complying with the right of first refusal provisions in accordance with Section 6; and

	5.1.5.	transfers within the Lieberman Group or the Shamir Group.

5.2.

Any permitted Transfer pursuant to Section 5.1.1 through 5.1.5 hereof shall be subject to the requirement that the Transferee shall have executed, as a condition precedent to his or its acquisition of Shares (or, in the case of a Transfer by gift, will or pursuant to the laws of descent and distribution, as a condition precedent to such Transferee’s record ownership in the books and registries of the Company and in the Nominee Company), an appropriate instrument reasonably satisfactory to the representative of the other group confirming that such Transferee has agreed to comply with all of the terms and conditions of this Agreement.

6. Right of First Refusal.

No Party shall directly or indirectly Transfer to a third party any of its Shares unless such Offering Party first shall have complied with the provisions of this Section 6 and Section 7 below, as follows:

6.1.

(A) Until April 15, 2012, without the written consent of the other Parties hereto, no Party will sell any Shares of the Company and (B) until the date that such obligations are removed, the Parties shall also abide by the provisions of the undertaking that both parties have taken with the Company’s Banks (the later of such date being the “No Sale Date”), provided that after April 15, 2012 the Parties may sell Shares if so permitted by said undertaking subject to the provisions herein

6.2.

If a Party (an “Offering Party”) receives from any third party (who may or may not be a shareholder of the Company) (the “Offeror”) a bona fide offer (a “Transfer Offer”) to Transfer any or all of its respective Shares then owned by such Offering Party (the “Transferred Shares”), which such Offering Party desires to accept, then the group respresentative of such Offering Party, not less than fifteen (15) days prior to the anticipated effective or closing date of the proposed Transfer, shall deliver a written notice to the other representative of the other Parties of this Agreement (the “Transfer Notice”) of the material terms and conditions of the Transfer Offer including the identity of the Offeror. The Offering Party shall cause the terms of the third party’s offer to be reduced to writing (which writing shall include an offer to purchase or otherwise acquire Shares from the other Parties of this Agreement in accordance with the terms and subject to the conditions of Section 7) which shall be delivered to the other Parties of this Agreement thereafter (hereinafter individually and collectivly an “Offeree Party”).

6.3.

The Offeree Party as a group shall have the right and option (but not the obligation) to purchase all of the Transferred Shares, at the same price and upon the same terms and conditions as set forth in the Transfer Notice. The right of first refusal provided for herein shall be exercisable by notice of the Shamir Representative or the Lieberman Representaitve, as the case may be, on behalf of the Offeree Party as a group by written notice to the Offering Party delivered not later than fifteen (15) days after receipt by such Offerree Party of the Transfer Notice.

6.4.

If the Offeree Party fails to purchase all of the Transferred Shares subject to the rights of first refusal described in this Section 6 within the time periods described herein, the Offering Party shall have the right for a period of ninety (90) days following the expiration of the last of such rights to sell all of the Transferred Shares subject to the Transfer Offer, free and clear of the restrictions or limitations of this Section 6, in a bona fide transaction (or transactions); provided, however, that

	6.4.1.	such Transfer shall only be made to the original Offeror and pursuant to terms and conditions contained in the Transfer Offer; and

6.4.2.

if the Offeree Party exercises the Tag Along provisions provided in Section 7 below, the Transferred Shares shall mean those shares being sold by the Offering Party and the Offeree Party as provided in Section 7.

6.5.

For the avoidance of doubt, after the No Sale Date, if a Party intends to sell more than 3% of the issued and outstanding shares of the Company on a fully diluted basis on the applicale trading market in Market Transactions (as defined below), it shall notify the other Parties of its intention to make such sale in writing and such notice shall act as a Transfer Notice with the price per share equal to the the price per share of the average closing price of the market on the 20 trading days prior to the date the other Group accepts such Offer, provided that if such right of first refusal is not accepted the Offering Party may only sell for thirty (30) days. The Tag Along provisions of Section 7.1 shall not apply to such Market Transactions.

7. Tag Along Right.

7.1.

If the Offerree Party decides not to exercise its right of first refusal under Section 6 hereof, it shall have the right (but not the obligation), not later than fifteen (15) days after the receipt of the Transfer Notice, to accept the offer included in the Transfer Notice for up to such number of Shares (as hereafter determined in accordance with the provisions of this Section 7) by the Shamir Representative or the Lieberman Representaitve, as the case may be, on behalf of the Offeree Party as a group, furnishing written notice of such acceptance to the Offering Party and delivering to the Offering Party a proper writing or instrument of transfer (in any customary form or any other form satisfactory to the Board) together with (i) reasonable evidence of title representing the Shares to be Transferred pursuant to such offer by it, and (ii) a limited power-of-attorney authorizing the Offering Party to Transfer the Shares to be Transferred pursuant to the terms of such third party’s offer, including taking all necessary actions vis-à-vis the Company’s Nominee Company in order to register such Shares on behalf of such third party.

7.2.

The Offeree Party shall have the right pursuant to this Section 7, to Transfer, pursuant to the Transfer Offer, up to the number of Shares equal to the product of (X) the aggregate number of Shares to be acquired by the third party and (Y) such Party’s Pro-Rata Share. The Offering Party shall have the right to Transfer pursuant to the third party’s offer, the total number of Shares to be acquired by the third party, minus the number thereof to be sold by the Offeree Party exercising its tag along rights pursuant to this Section 7 and the immediately preceding sentence.

7.3.

The purchase from the Offeree Party pursuant to this Section 7 shall be on the same terms and conditions, including the price per share of the Shares to be Transferred and the date of Transfer, as are received by the Offering Party and stated in the Transfer Notice.

7.4.

If within fifteen (15) days after the receipt of the Transfer Notice the Offeree Party has not accepted the offer contained in the Transfer Notice; then it shall be deemed to have waived any and all rights with respect to the Transfer of Shares described in the Transfer, and the Transferring Party shall have nine (9) days in which to Transfer not more than the number of Shares described in the Transfer Notice, on terms not more favorable to the Offerring Party than were set forth in the Transfer Notice.

8. Stock Exchange and OTC Transactions.

8.1.

Notwithstanding Sections 6 and 7, after the the No Sale Date, each Party shall be able to sell its shares on any stock exchange or over the counter system (each a “Market Transactions”), in an amount up to three percent (3%) of the issued and outstanding shares of the Company on a fully diluted basis, via a Market Trasaction or a series of Market Trasactions in any twelve (12) consecutive months, commencing on the date hereof, and the provisions of Sections 6 and 7 shall not apply with respect to such Market Transaction\s. For the avoidance of doubt, a “Block Trade”, Block Order or prearranged sale (or other similar transactions) shall not be considered a Market Transaction and such sale shall be subject to Sections 6 and 7, provided that with respect to such sale for the purposes of Section 6.3 and 7.1, five (5) trading days shall be substituted for fifteen (15) days.

8.2.

Each Party (the “Purchasing Party”) undertakes that no later than three (3) Business Days following any purchase of any amount of Shares at a Market Transaction (the “Purchase Event”) it shall offer to the other group an opportunity to purchase from it (the “Sale Offer Notice”), up to the amount of Shares that equals to the product of (X) the other Party’s Pro Rata Share and (Y) the number of shares in the Sale Offer Notice (the “Pro Rata Preserving Shares”), all in accordance with the following provisions:

8.2.1.

Not later than ten (10) days after the receipt of the Sale Offer Notice, the other Parties of this Agreement shall have the right (but not the obligation) to accept the offer for up to such number of Shares equal to the Pro Rata Preserving Shares, by the Shamir Representative or the Lieberman Representaitve, as the case may be, on behalf of the non-purchasing Parties as a group, furnishing written notice of such acceptance to the Purchasing Party and payment of immediately available funds within three (3) days thereafter.

8.2.2.

The purchase of the Pro Rata Preserving Shares from the Purchasing Party pursuant to this Section 8, shall be on a price per share equal to the average of the share price in the preceding trading days between their purchase by the Purchasing Party (i.e. the Shares underlying the Sale Offer Notice) and until the exercise of such Pro Rata Preserving Shares right plus any applicable trading commissions the Purchasing Party has born with respect to the purchase of the Pro Rata Preserving Shares.

	8.2.3.	If within ten (10) days after the receipt of the Sale Offer Notice, the other Parties of this Agreement have not accepted the offer contained in the Sale Offer Notice; then they shall be deemed to have waived any and all rights with respect to the purchase of the Pro Rata Preserving Shares, and the Purchasing Party shall not be obligated to sell to the other Parties of this Agreement any of the Pro Rata Preserving Amount, and accordingly the Purchasing Party’s respective Pro Rata Share shall change.

8.3.

Notwithstanding the provisions of Section 8.2, in the event that the Purchasing Party notifies the other Parties of this Agreement no less than five (5) Business Days before any Purchase Event of the amount of Shares intended to be purchased in such Market Transaction, then the provisions of Secrion 8.2 shall not apply with respect of such Purchase Event, and accordingly each of the other Parties of this Agreement may purchase up to the amount of Shares equal to its respective Pro Rata Preserving Shares by notice of the Shamir Representative or Lieberman Representative as the case may be. For the avoidance of doubt, any purchase of Shares exceeding the Pro Rata Preserving Shares by such Party, shall require from such Party to comply with the provisions of Section 8.2. (with respect to such amount exceeding).

9. Dividend Policy.

Subject to applicable law and any convenants with the Company’s Banks, the Parties hereto agree to use all of the rights resulting from their Shares in the Company to take all necessary actions such that the Company shall adopt a dividend policy according to which the Company shall, distribute to its shareholders, at the end of each calendar year, not less than fifty percent (50%) of all its net after-tax net income, subject to capital and cash flow needs, as determined and approved by the Board.

10. Exclusivity of this Agreement.

No Party shall grant, constitute or appoint any proxy or attorney-in-fact or enter into or agree to be bound by any voting trust or similar agreement with respect to the Shares, nor shall any Party enter into any shareholders’ agreement or arrangements of any kind with any Person with respect to its Shares (whether or not such agreements and arrangements are with other shareholders of the Company that are not bound by this Agreement), including, but not limited to, the appointment of any Board directors, voting on General Meetings and the sale of Shares. Furthermore, no Party shall act as a member of a group or in concert with any other Persons in connection with the appointment of any member of the Board, voting on General Meetings and the sale of Shares.

11. Term.

This Agreement shall become effective on the date of the Closing of all of the Asset Purchase Agreement, Share Purchase Agreement and Shamir’s SPA, remain in effect until the earliest of (i) it is terminated by an instrument in writing signed by both the Lieberman Representative and the Shamir Representative, or (ii) by any of the Lieberman Representative or the Shamir Representative (a) if at such time its respective group holds at least nine percent (9%) of the issued and outstanding shares of the Company on a fully diluted basis, if the other group is below nine percent (9%) of the issued and outstanding shares of the Company on a fully diluted basis or (b) both parties are below nine percent (9%) of the issued and outstanding shares of the Company on a fully diluted basis, or (iii) in the event that the Parties own less than 45% of the Company (as calculated according to the Israeli Companies Law) and the exercise of vested warrants by Martin and/or Ben Lieberman would require a tender offer under applicable Israeli law, the Lieberman Group can then terminate this Agreement immediately prior to such exercise of warrants.

12. Miscellaneous Provisions.

12.1.

Fees and Expenses. Each Party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such Party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

12.2.

Entire Agreement. This Agreement, contains the entire understanding of the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the Parties acknowledge have been merged into such document.

12.3.

Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto (b) the second Business Day following the date of mailing, if sent overnight via a U.S., Canadian or Israeli nationally recognized overnight courier service, or (c) upon actual receipt by the Party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.

12.4.

Amendments; Waivers. Except as expressly set forth herein, no provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Party against whom enforcement of any such waived provision is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

12.5.	Headings. The headings herein are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

12.6.

No Third-Party Beneficiaries. This Agreement is intended for the benefit of the Parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person. This Agreement may not be assigned (except pursuant to Section 5.2 herein) by any Party without the prior written consent of all other Parties thereto which consent may withheld at the sole discretion of such other Parties for any reason.

12.7.

Governing Law. The laws of the State of Israel, without regard to its choice of law rules, shall govern the validity, the construction of its terms and the interpretation of the rights and duties of the Parties hereunder. The appropriate courts in Tel-Aviv shall have exclusive jurisdiction over any dispute or claim in connection with this Agreement, and each of the Parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any suit, action or proceeding described in the preceding paragraph may be served on any Party anywhere in the world, whether within or without the jurisdiction of any court identified in this paragraph. Without limiting the foregoing, each Party agrees that service of process on such party as provided on the Signature Page of this Agreement, shall be deemed effective service of process on such Party.

12.8.

Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Party, it being understood that both Parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file (or any other similar format), such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

12.9.

Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or by any regulatory authority, to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the Parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the Parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

12.10.

Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) this Agreement, whenever any Parrty exercises a right, election, demand or option under this Agreement and the other Party does not timely perform its related obligations within the periods therein provided, then such Party may rescind or withdraw, in its sole discretion from time to time upon written notice to the other Party, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

12.11.

Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Parties will be entitled to specific performance under this Agreement. The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in this Agreement and hereby agrees to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

12.12.	Interpretation. The Parties agree that in interpreting this Agreement there shall be no inferences against the drafting Party.

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IN WITNESS WHEREOF, this Shareholders’ Agreement has been duly executed as of the date first above written.

Intimes Nouvelle Seamless Inc.		Mivtach Shamir Holdings Ltd.

By:	/s/ Aron Lieberman	By:	/s/ Meir Shamir

Name:	Aron Lieberman	Name:	Meir Shamir

Title:	President	Title:

Address:		Address:

Litef Holdings Inc.

By:	/s/ Martin Lieberman	With a Copy to (which shall not consitute notice):
Snizer Gotlieb Samit
Name:	Martin Lieberman	Menachem Begin Street 7, Ramat Gan 52681
Attn: Adv. David Gotlieb
Title:	President

Address:

Ben Lieberman

By:	/s/ Ben Lieberman

Name:	Martin Lieberman

Title:

Address:

Martin Lieberman

By:	/s/ Martin Lieberman

Name:	Martin Lieberman

Title:

Address:

With a Copy to (which shall not consitute notice):
Gornitzky & Co.
Rothschild Blvd. 45
Tel Aviv 65784 Israel
Attn: Daniel Paserman, Adv.